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                                                                    EXHIBIT 23

The Board of Directors
La Quinta Inns, Inc.:

We consent to incorporation by reference in the registration statements
(No. 33-26470, No. 2-97266, No. 2-67606, No. 2-65645, No. 2-55102, and
No. 22-588666) on Form S-8 and (No. 2-65645) on Form S-16 of La Quinta Inns, Inc. of our report dated January 23, 1995 relating to the combined balance sheets of La Quinta Inns, Inc. as of December 31, 1994 and 1993, and the related combined statements of operations, shareholders' equity and cash flows for each of the years in the three-year period ended December 31, 1994.

Our report refers to the adoption of Statement of Financial Accounting Standards No. 109 in 1993 which report appears in the December 31, 1994 annual report on Form 10-K of La Quinta Inns, Inc.

                                       KPMG PEAT MARWICK LLP

San Antonio, Texas
March 10, 1995